Exhibit (d)(1)(ii)

MANAGEMENT AGREEMENT

SCHEDULE A

SERIES OF NEUBERGER BERMAN INCOME FUNDS

Neuberger Berman High Income Bond Fund

Neuberger Berman Municipal Intermediate Bond Fund

Neuberger Berman Strategic Income Fund

Date: June 21, 2024

NEUBERGER BERMAN INCOME FUNDS

MANAGEMENT AGREEMENT

SCHEDULE B

RATE OF COMPENSATION

FUND	RATE OF COMPENSATION BASED ON EACH FUND'S AVERAGE DAILY NET ASSETS
Neuberger Berman High Income Bond Fund	0.480%
Neuberger Berman Municipal Intermediate Bond Fund	0.140%
Neuberger Berman Strategic Income Fund	0.400%

Date: June 21, 2024